UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 23, 2005
DDi Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30241 (Commission File Number)	06-1576013 (IRS Employer Identification No.)

1220 Simon Circle Anaheim, California (Address of principal executive offices)	92806 (Zip Code)
Registrant’s telephone number, including area code: (714) 688-7200
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.
     DDi Corp. (the “Company”) previously reported that on June 2, 2005, the Company entered into a Standby Securities Purchase Agreement (the “Purchase Agreement”) with certain investors (the “Standby Purchasers”) to fully backstop the Company’s $75 million rights offering to holders of its common stock (the “Rights Offering”). The Purchase Agreement obligates the Company to sell, and requires each Standby Purchaser to subscribe for and purchase from the Company, a number of shares of the Company’s common stock equal to the “Shortfall” (as defined below) divided by the subscription price per share paid by holders exercising rights in the Rights Offering (the “Standby Commitment”). The “Shortfall” is the amount by which $75,000,000 exceeds the aggregate subscription price to be paid by the Company’s stockholders who subscribe for and purchase shares in the Rights Offering. At the time the Company filed its Current Report on Form 8-K to report this unregistered sale of equity securities, the purchase price and the number of shares of the Company’s common stock to be issued in connection with the Standby Commitment was not determinable, as such number of shares was to be determined on the basis of a formula involving the Company’s trading prices over a period of time prior to the commencement of the Rights Offering. Now that the Rights Offering has commenced, the Company is able to report that the purchase price under the Purchase Agreement, and the exercise price for the related Standby Warrants, will be $0.75 per share of common stock. The exact number of shares of the Company’s common stock to be issued in connection with the Standby Commitment will be determined on the basis of the amount of the Shortfall, and therefore cannot be determined until the completion of the Rights Offering. If no stockholders other than the Standby Purchasers exercise their subscription rights in the Rights Offering, the Standby Purchasers will purchase up to 100,000,000 shares of the Company’s common stock in the offering pursuant to their respective subscription rights received as stockholders and their Standby Commitments. The exact number of shares of the Company’s common stock to be issued upon exercise of the Standby Warrants will be based upon the number of shares of the Company’s common stock outstanding (on a fully diluted basis, assuming only one-third of the outstanding shares of the Company’s Series B Preferred Stock remain outstanding and not taking into account any securities exercisable into the Company’s common stock that are issued pursuant to the Company’s 2005 Stock Incentive Plan) at the closing of the Standby Commitment, and therefore cannot be determined at this time. Based upon the number of shares expected to be outstanding upon completion of the Rights Offering, approximately 15,989,000 shares of common stock may be issued in connection with the exercise of the Standby Warrants.
     The issuance and sale of common stock to the Standby Purchasers pursuant to the Purchase Agreement will be consummated, if necessary, on the third business day following the expiration of the Rights Offering, and will be made through a private placement under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) or pursuant to Regulation D promulgated under the Securities Act, and is exempt from the registration obligations under Section 5 of the Securities Act. Each of the Standby Purchasers has represented to the Company that they are “qualified institutional buyers” as such term is defined in Rule 144A promulgated under the Securities Act of 1933, as amended. The issuance and sale to the Standby Purchasers of the Standby Warrants and the shares of the Company’s common stock issuable upon the exercise of the Standby Warrants will be made through a private placement under Section 4(2) of the Securities Act or pursuant to Regulation D promulgated under the Securities Act, and is exempt from the registration obligations under Section 5 of the Securities Act.
Item 8.01 Other Events.
     On August 23, 2005, the Company set the record date for its previously announced Rights Offering. On August 25, 2005, the Company distributed non-transferable rights to subscribe for and purchase up to 100,000,000 shares of its common stock to common stockholders of record as of August 23, 2005. In the Rights Offering, each common stockholder will have the right to subscribe for 3.63 shares of common stock (subject to reduction if holders of the Company’s Series B Preferred Stock convert any of their shares into common stock prior to the expiration of the rights offering), at a subscription price of $0.75 per share, for each share owned on August 23, 2005. Stockholders will be able to exercise their rights to purchase shares in the offering until 5:00 p.m. Eastern Time on September 16, 2005. A copy of the Company’s press release announcing the commencement of the Rights Offering is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
     The following exhibits are filed as part of this report:

Exhibit No.	Description
99.1	Press Release of DDi Corp. dated August 23, 2005.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, DDi Corp. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DDi CORP.
Date: August 25, 2005	By:	/S/ TIMOTHY J. DONNELLY
Timothy J. Donnelly
Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
99.1	Press Release of DDi Corp. dated August 23, 2005.